Exhibit 10.1

FNCB Bancorp, Inc., AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement ("Amendment") is entered into this 27th day of September, 2023 (the “Effective Date”), by and between FNCB Bancorp, Inc. (the “Company”), the parent of FNCB Bank (the “Bank”), and James M. Bone, Jr., CPA (the "Executive")(the Company, Bank and Executive will collectively be referred to as the “Parties”), and amends that Employment Agreement entered into by the Parties as of October 1, 2015 (the “Employment Agreement”).

WHEREAS, Executive is valued employee who is currently employed as Executive Vice-President, Chief Financial Officer (“CFO”) of the Company and the Bank (collectively, “FNCB”); and

WHEREAS, the Company is currently is currently in negotiations to merge FNCB with Peoples Financial Services Corp. (“PFIS”), the parent company of Peoples Security Bank and Trust Company (“PSBT”)(collectively, PFIS and PSBT shall be referred to as “Peoples”), and FNCB desires to recognize the contributions that Executive has made to FNCB and provide an incentive for Executive to remain employed by amending the change of control (“COC”) provision in Section 7.2 of the Employment Agreement.

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.         Employment Agreement Remains In Effect. This Amendment is being entered into in accordance with Section 16 of the Employment Agreement permitting modifications and, except as set forth in this Amendment, the terms and conditions in the Employment Agreement, together with any additional compensation or benefits provided to Executive since the effective date of the Employment Agreement remain in full force and effect. Any capitalized term used, but not defined herein, shall have the meaning ascribed to such term in the Employment Agreement.

Section 2.        Good Reason. The Parties agree to insert a new Section 5.2, and renumber the sections below accordingly, by adding the following: Definition of Good Reason. For purposes of this Agreement, “Good Reason” means:

(i)            a material reduction in Officer’s annual compensation or a material reduction in his overall benefits package;

(ii)           Officer’s duties or position have been materially reduced (and solely with respect to a Change in Control Termination, such that Officer is not in a comparable position (with the same salary and at least the same level of other compensation and benefits in effect immediately prior to the Change in Control) with the surviving corporation to the position he held immediately prior to the Change in Control), or,

(iii)          Officer being required to relocate to a principal place of employment more than 50 miles from Scranton, Pennsylvania, and within fifteen (15) days after written notification to Officer of such compensation reduction, position reduction, relocation or change of business travel requirements, Officer notifies the Board of Directors of the Company and the Bank or their respective successors that he is terminating his employment for good reason due to such change in his employment unless such change is cured within thirty (30) days of such notice by providing him with comparable compensation or a comparable position (including the same salary, and at least the same level of other comparable compensation and benefits), and/or a principal place of employment within 50 miles from Scranton, Pennsylvania.

Section 3.        Termination by Officer. The Parties agree to amend Section 5.3 of the Employment Agreement (to be renumbered Section 5.4) in its entirety as follows: Termination by Officer. Officer shall have the right to cancel and terminate this Agreement and his employment at any time on thirty (30) days prior written notice to the Company Board and Bank Board, with his compensation and benefits ceasing as of his last day of employment, subject to the provisions of Section 5.5 and Section 7, provided, however, that he shall be entitled to benefits through the last day of employment and accrued compensation to that date. Officer agrees to resign from any and all positions held with the Company, the Bank or any other subsidiary, trust, plan or other entity for which Officer may be serving as a director, officer, member, trustee, employee or otherwise, effective upon the date of delivery of his written notice terminating this Agreement.

Section 4.        Severance. The Parties agree to amend Section 5.4 of the Employment Agreement (to be renumbered Section 5.5) in its entirety as follows: If Officer’s employment with the Company and Bank is terminated by the Company and Bank or its successors during the term Without Cause, or Officer resigns from his employment with the Company and Bank for Good Reason, the Bank or its successors shall: pay to Officer a total Severance payment equal to 2 years base salary at the highest rate in effect during the twelve (12) month period immediately preceding Officer’s last day of employment plus the average cash award paid to Officer over the last three preceding years from the Executive Incentive Plan; (b) pay any Severance due Officer pursuant to Section 5.5 in installments over twenty-four (24) months on the same schedule as he was paid immediately prior to the date of termination, each installment to be the same amount he would have been paid under this Agreement if he had not been terminated. In the event of the Officer’s death during the period of time while he is receiving Severance, Officer’s estate will be paid the remaining component of Severance to which the Officer is entitled under the terms of this Agreement. In the event Officer breaches any provision of Section 6 of this Agreement, Officer’s entitlement to any Severance and benefits, if and to the extent not yet paid, shall thereupon immediately cease and terminate. Notwithstanding anything to the contrary contained herein, if Officer’s termination of employment occurs less than 21 days prior to the end of any calendar year, no Severance payment shall be made hereunder until after the commencement of the next calendar year; and (c) provide Officer at no charge, during the period that Officer is receiving Severance payments as described in Sections 5.5 (a) and (b), with a continuation of medical benefits at terms no less favorable than the health and medical benefits in effect on the date of termination of the Officer’s employment and including any dependents being covered by the Officer on the date of his termination who remain eligible for medical benefits under the terms of the Bank’s medical plan. To the extent such benefits cannot be provided under a plan because Officer is no longer an employee of the Bank or it is not in the Bank’s best interests to provide such benefits due to the applicable nondiscrimination requirements set forth in Section 1001 of the Patient Protection and Affordable Care Act, as amended, a dollar amount equal to the after-tax cost (estimated in good faith by the Bank) of obtaining such benefits, or substantially similar benefits, shall be paid to the Officer within thirty (30) days following the date of termination, on a date determined by the Bank; provided, however, that Officer shall not be entitled to any such payments if his employment is terminated in accordance with the provisions of Section 5.3(a) or 5.4. Notwithstanding anything to the contrary herein, in the event that Officer accepts employment during the Severance pay period, as outlined above, with an entity such that the employment by that entity is not in violation of Section 6 of this Agreement, the Company and Bank agree that payment of the Salary and health and medical benefits shall continue for the Severance pay period with no right of setoff.

Section 5.        Severance Benefits Upon a COC. The Parties agree to amend Section 7.2 of the Employment Agreement by:

(a)      Amending subsection (b) in its entirety, as follows: Within one year following the consummation of a Change in Control, the Officer resigns from his employment with the Company and Bank (or their respective successors)for Good Reason. If Officer’s employment is terminated under this Section, his last day of employment shall be mutually agreed to by Officer, the Company Board and the Bank Board or its successors, but shall be not more than sixty (60) days after such notice is given by Officer.

(b)      Adding the following subsection (c): “(c). A Change in Control Termination shall also be deemed to have occurred if (i) the merger with PFIS successfully closes and Executive is not appointed as Chief Financial Officer of Peoples within fourteen (14) months of that COC, unless (ii) prior to the fourteen (14)-month anniversary of the COC, Executive dies or resigns his employment with FNCB without Good Reason.”

Section 6.         General Provisions.

(a)      Amendment and Waiver. The provisions of this Amendment may be amended and waived only with the prior written consent of all the Parties, and no course of conduct or failure or delay in enforcing the provisions of this Amendment shall affect the validity, binding effect or enforceability of this Amendment or any provision hereof.

(b)      Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Pennsylvania.

(c)      Descriptive Headings, Nouns and Pronouns. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Amendment. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

(d)      Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The Parties agree to accept a signed pdf. or facsimile copy of this Amendment as a fully binding original.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement as of the date first written above.

FNCB BANCORP, INC.			JAMES M. BONE, JR. CPA BANCORP, INC. and
FNCB BANK

By:	/s/ Gerard A Champi	9/27/2023	/s/ James M. Bone, Jr. CPA	9/27/23
	President and CEO	Date		Date

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